Exhibit 10.17

February 1, 2006

PERSONAL & CONFIDENTIAL

Dr. Warren P. Levy

President & Chief Executive Officer

Unigene Laboratories, Inc.

110 Little Falls Road

Fairfield, New Jersey 07004

Re:	Nonqualified Deferred Compensation Agreement

Dear Warren:

The purpose of this letter agreement (this “Agreement”) is to set out our agreement on your compensation deferral arrangement commencing January 1, 2006 (the “Effective Date”) and memorializes the Unigene Deferred Compensation Plan adopted pursuant to a resolution of the Board of Directors of Unigene Laboratories, Inc. (the “Company”) on December 14, 2005.

Company Credits. The Company will set aside for you an amount equal to $25,000 on January 1, 2006 and an additional $25,000 annually (the “Annual Credit”) on each subsequent January 1st through and including January 1, 2014. The Company will credit the Annual Credit to an unfunded, bookkeeping deferred compensation account for your benefit (the “Account”). The Annual Credits will be made without regard to whether you remain employed by the Company or are otherwise rendering services to the Company. You will at all times be 100% vested in your Account. No additional credits will be made to your Account and you will not have the opportunity to make additional contributions to your Account.

Acceleration of Annual Credits. Notwithstanding anything herein to the contrary, in the event of your death or in the event that the Company has a “change in control” as defined in Section 409A of the Internal Revenue Code and the applicable guidance issued thereunder (a “Change in Control”), all remaining Annual Credits will be accelerated and immediately credited to your Account.

Earnings and Losses. The amount credited to your Account will be adjusted for earnings and losses. The earnings and losses will be determined based upon the hypothetical investment of your Account balance as directed by you (or, in the event of your death, your beneficiary) among the investment options you (or your beneficiary, as applicable) choose and consented to by the Company; provided that such consent shall not be unreasonably withheld by the Company. You may change your investment elections as desired in advance in the form and manner prescribed by the Company. The Company is not required to actually invest in the investment options you choose, but those permissible investment options will be used to credit earnings and losses to your account. The Company may arrange for a third-party administrator to track the earnings and losses in your account, provide a mechanism for you to change your elections and provide you with periodic reports. The amount of any taxes and out-of-pocket expenses, costs and fees, if any, incurred by the Company due to the deemed or actual investment of your Account will be borne solely by your Account and will be deducted from the amount owed to you by the Company under this Agreement.

Distributions. Normal distributions from your Account shall be made as follows:

(1) Upon attainment of age 75, 25% of your Account balance will be distributed;

(2). Upon attainment of age 76, 33.33% of your remaining Account balance will be distributed;

(3) Upon attainment of age 77, 50% of your remaining Account balance will be distributed;

(4) Upon attainment of age 78, your entire remaining Account balance will be distributed

Notwithstanding the foregoing, in the event of your death or disability (whether or not your death or disability occurs prior to attaining age 75), (1) 50% of your remaining Account balance will be immediately distributed to you, or in the event of your death, to your beneficiary, and (2) the remainder of your Account balance will be distributed to you (or your beneficiary) on the first anniversary of your death or disability, as applicable. For purposes of this Agreement, “disability” shall mean you are (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan maintained by the Company.

Except as specifically set forth above, distributions from your Account shall not be accelerated or subsequently deferred.

Beneficiary. You may name one or more beneficiaries to receive your Account in the event of your death by completing a Beneficiary Designation Form substantially in the form attached hereto as Exhibit A.

Status of Account. With respect to the amount credited to your Account, the Company is under no obligation to establish any separate fund, purchase any annuity or insurance contract, or in any other way make special provision or specifically earmark any funds for the payment of any amount called for in this Agreement, nor will anything herein be construed to create a trust of any kind or fiduciary relationship between the Company on the one hand and you or your beneficiary, estate, or any other person, trust or entity on the other hand. If the Company chooses to establish such a fund or purchase an annuity or insurance contract, or make any other arrangement to provide for the payment of the amount called for herein, such fund, contract or arrangement will remain part of the general assets of the Company, and no person, trust or other entity claiming benefits will have any right, title or interest in or to any such fund, contract or arrangement prior to payment.

Withholding. Any payments to be made to you under this Agreement will be subject to required withholding taxes and other required deductions, and you agree to provide the Company with such information as the Company reasonably requests so that the Company may implement this withholding provision.

Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company and is agreed to in writing by you. No waiver by you or the Company at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Not a Contract of Employment. The terms and conditions of this Agreement shall not be deemed to constitute a contract of employment between you and the Company. Nothing in this Agreement shall be deemed to give you the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge you at any time.

Entire Agreement. This Agreement constitutes the entire agreement between you and the Company concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between you and the Company relating to the subject matter hereof.

Applicable Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of New Jersey, without regard to New Jersey conflicts of law principles, except insofar as federal laws and regulations may be applicable

Execution. In order to make this Agreement binding, if you are in agreement with the foregoing, please sign, date and return one copy of this Agreement to William Steinhauer, Vice President of Finance. Your investment instructions and your completed beneficiary designation form also should be returned to him. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Sincerely,

UNIGENE LABORATORIES, INC.

By:	/s/ Robert F. Hendrickson
Robert F. Hendrickson, Chair of the Compensation Committee
For the Board of Directors

ACCEPTED AND AGREED this 1st day of February, 2006.

/s/ Dr. Warren P. Levy
Dr. Warren P. Levy

EXHIBIT A

BENEFICIARY DESIGNATION

UNDER THE

NONQUALIFIED DEFERRED COMPENSATION AGREEMENT

BETWEEN UNIGENE LABORATORIES, INC. AND

DR. WARREN P. LEVY (Dated February 1, 2006)

The beneficiary designation on this form is subject to the terms of the Nonqualified Deferred Compensation Agreement between UNIGENE LABORATORIES, INC. and DR. WARREN P. LEVY (dated February 1, 2006) (the “Agreement”). All terms capitalized herein, unless otherwise defined, have the meanings set forth in the Agreement.

Beneficiary Designation

In the event I should die prior to receiving my entire Account I direct that the remaining installments be paid to the beneficiary I have designated below. (You may designate a trust, contingent beneficiary and/or more than one beneficiary, provided that your designation is clear as to the amounts to be distributed to each beneficiary. If all beneficiaries are deceased at the date of a scheduled distribution, the distribution will be paid to your estate).

I understand that this beneficiary designation will stay in place until it is revoked or changed by me on a subsequent duly-executed Beneficiary Designation Form.

Dr. Warren P. Levy	Date

ACKNOWLEDGED by UNIGENE LABORATORIES, INC.

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